NONEXCLUSIVE AGENCY AGREEMENT
[Pakistan Only]

This Nonexclusive Agency Agreement ("Agreement") is made as of May 12, 2006 ("Effective Date") between THE AMERICAN ENERGY GROUP, LTD., a Nevada Corporation (the "Company") and HYCARBEX-AMERICAN ENERGY, INC., a Nevis, West Indies corporation and its affiliates (individually and collectively "Agent").

RECITALS:

A. Company is a Nevada domiciled, publicly held corporation which holds a royalty interest in the Yasin Block Concession of the Islamic Republic of Pakistan operated by Agent. In connection with its long range plans for growth and development, Company desires to seek out and acquire additional Pakistan concession royalties when and where available.

B. Agent has business contacts within Pakistan who have expressed an interest in selling royalty interests in existing oil and gas concessions.

C. Company and Agent have determined that it is in their mutual best interests for Company to grant a limited non-exclusive agency unto Agent, subject to the terms hereinafter set forth.

TERMS OF AGREEMENT:

NOW, THEREFORE, FOR VALUE RECEIVED and in consideration of the mutual covenants contained herein, Company and Agent agree as follows:

1. Identification of Referrals. Agent shall identify to Company all potential sellers of Pakistan royalty interests (the “Referrals”). The term "Referral(s)" shall include the identified party(ies), any entity owned or controlled by the identified party(ies) and their affiliates, even if the entities and affiliates are unknown or non-existent at the time of identification. Agent shall not be entitled to claim as a proprietary Referral any person or entity with which Company has conducted negotiations directly or through another agent in the past or is presently conducting negotiations, or any person or entity which Company has targeted for such negotiations, it being the express intention of the parties to compensate Agent only for Referral(s) sources which are unavailable to Company as of the Effective Date and which are directed to Company after the Effective Date by Agent.

Upon timely identification of the Referral and acceptance by Company of the Referral(s) as proprietary to Agent, Company agrees to maintain as confidential any and all information provided by Agent and/or its associates regarding the Referral(s) and agrees not to utilize such information for any purpose other than as described herein. Company covenants and agrees not to circumvent Agent in any way as to any Referral(s) properly and timely identified by Agent and accepted by Company during the term of this Agreement.

2. Compensation To Agent. Company agrees to compensate Agent by paying to Agent $50,000.00 for each royalty interest which is purchased by Company from a Referral (“Agent’s Compensation”). Agent’s Compensation shall become due and payable only upon consummation of a royalty purchase transaction.

3. Acceptance of Referral Discretionary With Company. Under no circumstances shall Company be obligated to accept any royalty offer from any Referral(s) of Agent. Company shall further have the right to approve any and all purchase documents prior to acceptance of an offer.

4. Termination and Duration of Compensation Obligations. Either party may terminate this Agreement at any time upon written notice to the other. Provided, however, that with regard to Referral(s) identified and accepted prior to termination, this Agreement shall have a duration of six months (6) from and after the Effective Date and Company shall be obligated to pay the Agent’s Compensation described in Paragraph 2 above to Agent upon consummation of a royalty purchase from any Referral(s) proprietary to Agent described during such six months (6) period.

5. No Guarantee of Performance. Agent does not warrant or guarantee the performance of any Referral from which Company purchases a royalty interest.

6. Deposits by Company. Company, in its discretion, may deposit funds with Agent to be used by Agent to secure a royalty or an option to acquire a royalty. Any such funds deposited by Company with Agent shall be properly and prudently applied solely for such purposes and shall, upon request of Company, be fully accounted by Agent.

7. Time of Essence; Attorneys' Fees. Time is of the essence with respect to this Agreement and each party hereto shall have the right of specific performance as to the obligations set forth herein. In the event that either party seeks enforcement of this Agreement in any legal or equitable proceeding, the prevailing party in such proceeding shall be entitled to recover from the other party all expenses attributable to such proceeding, including interest, court costs and attorneys fees.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

9. Assignability. Agent shall not assign any of its rights hereunder without the express written consent of Company. This Agreement binds and inures to the benefit of the parties hereto and their respective heirs, successors, representatives, assigns and transferees.

10. APPLICABLE LAW. THIS AGREEMENT, OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE ISLAMIC REPUBLIC OF PAKISTAN.

11. Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing by certified mail, return receipt requested, postage prepaid, or by overnight courier, prepaid telegram, or personal delivery, as follows:

If to Company:	The American Energy Group, Ltd. 120 Post Road West, Suite 202 Westport, Connecticut USA 06880 Attention: President

If to Agent:	Hycarbex-American Energy, Inc. House 3, Street 32 F-8/1 Islamabad, Pakistan Attention: President

or to such other address or to the attention of such other person as shall be designated in writing by any party to the other party hereafter. All notices will be deemed to have been given as of the date of receipt.

12. Brokerage Fees and Transaction Expenses. Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction, including, without limitation, fees and expenses of its own counsel and accountants, and shall not be entitled to any reimbursement therefore from any other party hereto.

13. Counterparts. This Agreement may be executed in counterpart originals, each of which shall be treated as a fully executed original hereof when all parties hereto have executed such a counterpart. For purposes hereof, a facsimile signature shall be deemed binding as if an original signature.

14. ARBITRATION. IN THE EVENT OF A DISPUTE BETWEEN THE PARTIES REGARDING THIS AGREEMENT, SUCH DISPUTE SHALL BE RESOLVED SOLELY THROUGH ARBITRATION PROCEEDINGS CONDUCTED IN LONDON, UNITED KINGDOM. IN SUCH PROCEEDINGS, EACH PARTY SHALL SELECT AN ARBITRATOR AND EACH SUCH SELECTED ARBITRATOR SHALL THEN SELECT A THIRD ARBITRATOR. THE PROCEEDINGS SHALL BE CONDUCTED BY THE INTERNATIONAL CHAMBER OF COMMERCE’S INTERNATIONAL COURT OF ARBITRATION.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

EXECUTED effective as of the date set forth above.

Company:

THE AMERICAN ENERGY GROUP, LTD.

By:	/s/ R. Pierce Onthank
Name: R. Pierce Onthank Title: President

Agent:

HYCARBEX-AMERICAN ENERGY, INC.

By:	/s/ Iftikhar A. Zahid
Name: Iftikhar A. Zahid Title: President